FOR IMMEDIATE RELEASE
McCORMICK REPORTS STRONG SECOND QUARTER SALES AND PROFIT GROWTH
HUNT VALLEY, Md., June 25, 2020 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported financial results for the second quarter ended May 31, 2020.

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Sales rose 8% in the second quarter from the year-ago period. In constant currency, the company grew sales 10% with significant consumer segment growth partially offset by a substantial sales decline in the flavor solutions segment.

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Operating income was $257 million in the second quarter compared to $208 million in the year-ago period, an increase of 24%. Adjusted operating income was $260 million, an increase of 21% from $215 million in the second quarter of 2019, and a 23% increase in constant currency.

1	Earnings per share was $1.46 in the second quarter as compared to $1.12 in the year-ago period. Adjusted earnings per share rose 27% to $1.47 from $1.16 in the year-ago period.

1	The company reaffirms its long-term financial objectives and capital allocation priorities.

Chairman, President & CEO's Remarks

Lawrence E. Kurzius, Chairman, President and CEO, stated, “Our second quarter played out under extraordinary circumstances in all our markets. I am incredibly proud of the way McCormick has performed in an unprecedented operating environment. Our results speak to the value of our products and to our capabilities as a company. The recovery from COVID-19 continues to evolve daily and while conditions remain uncertain, we remain committed to ensuring the health and safety of our employees, maintaining the quality and integrity of our products and keeping our brands and our customers’ brands in supply. We plan to emerge strong from this by focusing on the long-term goals, strategies and values that have made us so successful.

“Our results for the second quarter were significantly impacted by a shift in consumer demand resulting from the COVID-19 pandemic. Our exceptional consumer segment growth was driven by the substantial increase in demand as consumers were cooking more at home. In our flavor solutions segment, our results were significantly impacted by sharp declines in demand from restaurant and other foodservice customers as away from home dining was significantly curtailed. Taken together, these impacts demonstrate the strength and diversity of our offering.

“Our ability to meet the increased consumer demand and execute during a volatile quarter highlights our agility and strong foundation. The sustained level of consumer demand has put pressure on our supply chain and I want to thank our employees for their dedicated efforts as well as our suppliers and customers for their partnerships in this challenging environment. Our results were driven by the engagement of our employees and the successful execution of our strategies. We delivered strong sales growth, double digit operating profit and earnings per share growth, as well as operating margin expansion and strong cash flow.

“McCormick is a global leader in flavor. We are differentiated with a broad and advantaged global flavor portfolio which continues to drive growth and position us to fully meet the demand for flavor around the world. We deliver flavor across all markets and through all channels, while responding readily to changes in the ever-evolving food and beverage industry, as well as in the global environment, with new ideas, innovation and purpose. We are continuing to capitalize on the global and growing consumer interests in healthy, flavorful cooking, heritage brands and digital engagement. These long-term trends have not only remained intact during this crisis, they have accelerated. Our focus on long-term sustainable growth and strengthening our organization is the foundation of our future. The long-term fundamentals of our business remain intact, and given our consistent history of growth, we are confident that we can successfully navigate through the current volatility and continue on our long-term growth trajectory.

“I want to recognize McCormick employees around the world as the collective power of our people drives our momentum and our success. With our vision to stand together for flavor and our relentless focus on growth, performance, and people, we are confident our strategies will enable us to become even better positioned to drive future growth and build long-term value for our shareholders."

Second Quarter 2020 Results

McCormick reported an 8% sales increase in the second quarter from the year-ago period, including a 2% unfavorable impact from currency. In constant currency total sales grew 10%. Consumer segment sales increased 26%, including a 2% unfavorable impact from currency. Consumer segment sales growth was driven by higher volume and product mix in the Americas and Europe, Middle East and Africa (EMEA) regions, partially offset by a decline in the Asia/Pacific region driven by the extended COVID-19 lockdown in one of the company's most highly developed markets in China, the Hubei province. Flavor solutions segment sales declined 18%, including a 2% unfavorable impact from currency, across all regions attributable to the restaurant and foodservice disruption.

Gross profit margin increased 230 basis points versus the year-ago period. This expansion was driven by favorable product mix and cost savings led by our Comprehensive Continuous Improvement (CCI) program. Operating income increased to $257 million in the second quarter of 2020 compared to $208 million in the year-ago period. This increase was primarily driven by the impact of higher sales and gross margin expansion. Operating income margin increased 240 basis points versus the year-ago period. The company recorded $3 million of special charges in the second quarter of 2020 versus $7 million in the second quarter of 2019. Excluding special charges, adjusted operating income increased 21% to $260 million compared to $215 million in the year-ago period, or 23% in constant currency. The company expanded adjusted operating income margin by 210 basis points versus the second quarter of 2019.

Earnings per share was $1.46 in the second quarter of 2020 compared to $1.12 in the second quarter of 2019. Special charges lowered earnings per share by $0.01 and $0.04 in the second quarter of 2020 and 2019, respectively. Excluding these impacts, adjusted earnings per share was $1.47 in the second quarter of 2020 compared to $1.16 in the year-ago period. The increase in adjusted earnings per share was driven primarily by higher adjusted operating income performance and lower interest expense. Adjusted earnings per share of $1.47, which includes an unfavorable impact from foreign currency rates, increased by 27% over the prior year.

The company continues to generate strong cash flow. Year-to-date net cash provided by operating activities through the second quarter of 2020 was $356 million compared to $314 million in the first half of 2019. The strong operating cash flow was driven by higher net income.

Fiscal Year 2020 Financial Outlook

McCormick previously withdrew its fiscal 2020 guidance on March 31, 2020. The operating environment continues to evolve and, while the company's year-to-date fiscal 2020 performance has been strong, there remains a high degree of uncertainty about the pace and shape of the COVID-19 recovery. As a result, the company is not providing new fiscal 2020 guidance at this time.

The company believes there will be a shift in demand due to COVID-19 for the balance of the year but cannot predict the level of consumption at home or away from home, or the impact of possible resurgences of the COVID-19 virus. In the consumer segment, the company is expecting an overall increase in consumer demand driven by increased cooking at home and continues to see elevated demand as the second half of the fiscal year begins. In the flavor solutions segment, the company is expecting customer demand from packaged food companies to be consistent with levels prior to COVID-19 and, as restaurant and other foodservice customers are beginning to recover, demand from them to rebound gradually throughout the second half of the fiscal year but not return to the same level as the year-ago period. The company is focused on execution and is ready to perform in this dynamic environment as it has thus far.

The company reaffirms its long-term financial objectives and capital allocation priorities remain unchanged.

Business Segment Results
Consumer Segment

(in millions)	Three months ended		Six months ended
	5/31/2020	5/31/2019	5/31/2020	5/31/2019
Net sales	$962.6	$764.1	$1,662.1	$1,509.0
Operating income, excluding special charges	231.6	137.8	351.2	273.1

The consumer segment sales increased 26% from the second quarter of 2019. In constant currency sales increased 28% driven by a shift to cooking more at home in the Americas and EMEA regions.

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Consumer sales in the Americas rose 36% compared to the second quarter of 2019, with minimal impact from currency. The increase was broad based with significant growth across the McCormick branded portfolio. Pricing actions to offset cost increases also contributed to the growth.

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Second quarter consumer sales in EMEA increased 22% compared to the year-ago period. In constant currency, sales grew 26%. The sales growth was broad based with particular strength in the homemade dessert products in France and in branded spices and seasonings and branded dry recipe mixes.

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Consumer sales in the Asia/Pacific region declined 18% compared to the second quarter of 2019, and in constant currency declined 13%. The decrease was driven by products related to away from home consumption, mainly due to the extended COVID-19 lockdown in China's Hubei province. Partially offsetting this decline was strong growth across the region of cooking at home products.

Consumer segment operating income, excluding special charges, increased 68% to $232 million for the second quarter of 2020 compared to $138 million in the year-ago period. In constant currency, consumer operating income increased 70%. This increase was driven by higher sales and CCI-led cost savings. Additionally, the leverage of fixed cost resulting from higher sales also had a significant favorable impact on consumer operating income margin.
Flavor Solutions Segment

(in millions)	Three months ended		Six months ended
	5/31/2020	5/31/2019	5/31/2020	5/31/2019
Net sales	$438.5	$537.8	$951.0	$1,024.4
Operating income, excluding special charges	28.7	77.4	104.3	141.1

Flavor solutions segment sales declined 18% compared to the first quarter of 2019. In constant currency, sales decreased 16% attributable to sharp declines in demand from restaurants and other foodservice customers within our flavor solutions segment.

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Flavor solutions sales in the Americas decreased 15% from the year-ago period. In constant currency, sales decreased 13%. Significantly lower sales to branded foodservice customers in addition to quick service restaurant customers drove the decline with a partial offset from increased sales to packaged food companies.

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The EMEA region's flavor solutions sales declined 34% versus the year-ago period and in constant currency decreased 31%. The decline was driven by a significant reduction in sales to quick service restaurant customers in addition to lower branded food service sales, partially offset by higher demand from packaged food companies.

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The Asia/Pacific region's flavor solutions sales decreased 11% compared to the second quarter of 2019. In constant currency, sales decreased 6%. The sales decline was primarily driven by the COVID-19 related restrictions in countries outside of China.

Flavor solutions segment operating income, excluding special charges, decreased 63% to $29 million for the second quarter of 2020 compared to $77 million in the year-ago period. In constant currency, flavor solutions operating income decreased 61%. This decline was attributable to lower sales and unfavorable manufacturing costs with a partial offset from CCI-led cost savings. Additionally, operating income margin for the flavor solutions segment had a significant unfavorable impact from the deleveraging of fixed costs resulting from lower sales.

Non-GAAP Financial Measures

The tables below include financial measures of adjusted operating income, adjusted operating income margin, adjusted income tax expense, adjusted income tax rate, adjusted net income and adjusted diluted earnings per share, each excluding the impact of special charges for each of the periods presented. Adjusted operating income, adjusted operating income margin, adjusted income tax expense, adjusted income tax rate, adjusted net income and adjusted diluted earnings per share represent non-GAAP financial measures which are prepared as a complement to our financial results prepared in accordance with United States generally accepted accounting principles. These financial measures exclude the impact, as applicable, of the following:

In our consolidated income statement, we include a separate line item captioned “Special charges” in arriving at our consolidated operating income. Special charges consist of expenses associated with certain actions undertaken by the company to reduce fixed costs, simplify or improve processes, and improve our competitiveness and are of such significance in terms of both up-front costs and organizational/structural impact to require advance approval by our Management Committee. Upon presentation of any such proposed action (including details with respect to estimated costs, expected benefits and expected timing) to the Management Committee and the Committee’s advance approval, expenses associated with the approved action are classified as special charges upon recognition and monitored on an on-going basis through completion.

We believe that these non-GAAP financial measures are important. The exclusion of the items noted above provides additional information that enables enhanced comparisons to prior periods and, accordingly, facilitates the development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends.

These non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but they should not be considered a substitute for, or superior to, GAAP results. In addition, these non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate them in the same manner that we do. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP financial measures to the related GAAP financial measures is provided below:

(in millions except per share data)	Three Months Ended		Six Months Ended
	5/31/2020	5/31/2019	5/31/2020	5/31/2019
Operating income	$257.4	$208.1	$451.6	$405.0
Impact of special charges	2.9	7.1	3.9	9.2
Adjusted operating income	$260.3	$215.2	$455.5	$414.2
% increase versus year-ago period	21.0%		10.0%
Adjusted operating income margin (1)	18.6%	16.5%	17.4%	16.3%

Income tax expense	$40.4	$32.1	$70.5	$54.2
Impact of special charges	0.9	1.7	1.2	2.2
Adjusted income tax expense	$41.3	$33.8	$71.7	$56.4
Adjusted income tax rate (2)	18.0%	18.9%	18.2%	16.5%

Net income	$195.9	$149.4	$340.6	$297.4
Impact of special charges	2.0	5.4	2.7	7.0
Adjusted net income	$197.9	$154.8	$343.3	$304.4
% increase versus year-ago period	27.8%		12.8%

Earnings per share - diluted	$1.46	$1.12	$2.54	$2.22
Impact of special charges	0.01	0.04	0.02	0.05
Adjusted earnings per share - diluted	$1.47	$1.16	$2.56	$2.27
% increase versus year-ago period	26.7%		12.8%

(1)	Adjusted operating income margin is calculated as adjusted operating income as a percentage of net sales for each period presented.

(2)
Adjusted income tax rate is calculated as adjusted income tax expense as a percentage of income from consolidated operations before income taxes excluding special charges or $229.0 million and $394.4 million for the three and six months ended May 31, 2020, respectively and $179.1 million and $341.2 million for the three and six months ended May 31, 2019, respectively.

Because we are a multi-national company, we are subject to variability of our reported U.S. dollar results due to changes in foreign currency exchange rates. Those changes have been volatile over the past several years. The exclusion of the effects of foreign currency exchange, or what we refer to as amounts expressed “on a constant currency basis”, is a non-GAAP measure. We believe that this non-GAAP measure provides additional information that enables enhanced comparison to prior periods excluding the translation effects of changes in rates of foreign currency exchange and provides additional insight into the underlying performance of our operations located outside of the U.S. It should be noted that our presentation herein of amounts and percentage changes on a constant currency basis does not exclude the impact of foreign currency transaction gains and losses (that is, the impact of transactions denominated in other than the local currency of any of our subsidiaries in their local currency reported results).
Percentage changes in sales and adjusted operating income expressed in “constant currency” are presented excluding the impact of foreign currency exchange. To present this information for historical periods, current period results for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average exchange rates in effect during the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. Constant currency growth rates follow:

	Three Months Ended May 31, 2020
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
Net sales
Consumer segment
Americas	35.8%	(0.50)%	36.3%
EMEA	22.0%	(4.00)%	26.0%
Asia/Pacific	(17.90)%	(5.10)%	(12.80)%
Total consumer segment	26.0%	(1.80)%	27.8%
Flavor solutions segment
Americas	(15.00)%	(1.60)%	(13.40)%
EMEA	(34.30)%	(3.70)%	(30.60)%
Asia/Pacific	(11.30)%	(5.10)%	(6.20)%
Total flavor solutions segment	(18.50)%	(2.40)%	(16.10)%
Total net sales	7.6%	(2.00)%	9.6%
Adjusted operating income
Consumer segment	68.1%	(1.70)%	69.8%
Flavor solutions segment	(62.90)%	(2.20)%	(60.70)%
Total adjusted operating income	21.0%	(1.90)%	22.9%

	Six Months Ended May 31, 2020
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
Net sales
Consumer segment
Americas	18.1%	(0.20)%	18.3%
EMEA	10.5%	(2.70)%	13.2%
Asia/Pacific	(24.20)%	(3.00)%	(21.20)%
Total consumer segment	10.2%	(1.10)%	11.3%
Flavor solutions segment
Americas	(5.20)%	(0.60)%	(4.60)%
EMEA	(14.00)%	(2.20)%	(11.80)%
Asia/Pacific	(7.60)%	(3.30)%	(4.30)%
Total flavor solutions segment	(7.20)%	(1.20)%	(6.00)%
Total net sales	3.1%	(1.20)%	4.3%
Adjusted operating income
Consumer segment	28.6%	(1.00)%	29.6%
Flavor solutions segment	(26.10)%	(1.20)%	(24.90)%
Total adjusted operating income	10.0%	(1.10)%	11.1%

Live Webcast
As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick website. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.
Forward-looking Information

Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, gross margins, earnings, cost savings, acquisitions, brand marketing support, special charges, income tax expense and the impact of foreign currency rates are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” "intend," “believe” and “plan.” These statements may relate to: the impact of COVID-19 on our business, suppliers, consumers, customers, and employees; disruptions or inefficiencies in the supply chain, including any impact of COVID-19; the expected results of operations of businesses acquired by the company, including the acquisition of RB Foods; the expected impact of costs and pricing actions on the company's results of operations and gross margins; the expected impact of productivity improvements, including those associated with our Comprehensive Continuous Improvement ("CCI") program and global enablement initiative; expected working capital improvements; expectations regarding growth potential in various geographies and markets, including the impact from customer, channel, category, and e-commerce expansion; expected trends in net sales and earnings performance and other financial measures; the expected timing and costs of implementing our business transformation initiative, which includes the implementation of a global enterprise resource planning (ERP) system; the expected impact of accounting pronouncements; the expected impact of the U.S. Tax Act enacted in December 2017; the expectations of pension and postretirement plan contributions and anticipated charges associated with such plans; the holding period and market risks associated with financial instruments; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing; the anticipated sufficiency of future cash flows to enable the payments of interest and repayment of short- and long-term debt as well as quarterly dividends and the ability to issue additional debt or equity securities; and expectations regarding purchasing shares of McCormick's common stock under the existing repurchase authorizations.

These and other forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: the company's ability to drive revenue growth; damage to the company's reputation or brand name; loss of brand relevance; increased private label use; product quality, labeling, or safety concerns; negative publicity about our products; actions by, and the financial condition of, competitors and customers; the longevity of mutually beneficial relationships with our large customers; the ability to identify, interpret and react to changes in consumer preferences and demand; business interruptions due to natural disasters or unexpected events or public health crises, including COVID-19; issues affecting the company's supply chain and raw materials, including fluctuations in the cost and availability of raw and packaging materials; government regulation, and changes in legal and regulatory requirements and enforcement practices; the lack of successful acquisition and integration of new businesses, including the acquisition of RB Foods; global economic and financial conditions generally, including the impact of the exit of the U.K. from the European Union (Brexit), availability of financing, interest and inflation rates, and the imposition of tariffs, quotas, trade barriers and other similar restrictions; foreign currency fluctuations; the effects of increased level of debt service following the RB Foods acquisition as well as the effects that such increased debt service may have on the company's ability to borrow or the cost of any such additional borrowing, our credit rating, and our ability to react to certain economic and industry conditions; impairments of indefinite-lived intangible assets; assumptions we have made regarding the investment return on retirement plan assets, and the costs associated with pension obligations; the stability of credit and capital markets; risks associated with the company's information technology systems, including the threat of data breaches and cyber-attacks; the company's inability to successfully implement our business transformation initiative; fundamental changes in tax laws; including interpretations and assumptions we have made, and guidance that may be issued, regarding the U.S. Tax Act enacted on December 22, 2017 and volatility in our effective tax rate; climate change; infringement of intellectual property rights, and those of customers; litigation, legal and administrative proceedings; the company's inability to achieve expected and/or needed cost savings or margin improvements; negative employee relations; and other risks described in the company's filings with the Securities and Exchange Commission.

Actual results could differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

About McCormick
McCormick & Company, Incorporated is a global leader in flavor. With $5.3 billion in annual sales, the company manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufacturers and foodservice businesses. Every day, no matter where or what you eat, you can enjoy food flavored by McCormick. McCormick Brings the Joy of Flavor to Life™.
For more information, visit www.mccormickcorporation.com.
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For information contact:
Investor Relations:
Kasey Jenkins (410) 771-7140 or kasey_jenkins@mccormick.com
Corporate Communications:
Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com
(Financial tables follow)

Second Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement (Unaudited)
(In millions except per-share data)
	Three months ended		Six months ended
	May 31, 2020	May 31, 2019	May 31, 2020	May 31, 2019
Net sales	$1,401.1	$1,301.9	$2,613.1	$2,533.4
Cost of goods sold	821.6	793.4	1,563.7	1,558.0
Gross profit	579.5	508.5	1,049.4	975.4
Gross profit margin	41.4%	39.1%	40.2%	38.5%
Selling, general and administrative expense	319.2	293.3	593.9	561.2
Special charges	2.9	7.1	3.9	9.2
Operating income	257.4	208.1	451.6	405.0
Interest expense	34.4	42.4	69.7	85.4
Other income, net	3.1	6.3	8.6	12.4
Income from consolidated operations before income taxes	226.1	172.0	390.5	332.0
Income tax expense	40.4	32.1	70.5	54.2
Net income from consolidated operations	185.7	139.9	320.0	277.8
Income from unconsolidated operations	10.2	9.5	20.6	19.6
Net income	$195.9	$149.4	$340.6	$297.4

Earnings per share - basic	$1.47	$1.13	$2.56	$2.25

Earnings per share - diluted	$1.46	$1.12	$2.54	$2.22

Average shares outstanding - basic	133.1	132.3	133.0	$132.3
Average shares outstanding - diluted	134.3	133.9	134.3	133.9

Second Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet (Unaudited)
(In millions)
	May 31, 2020	May 31, 2019
Assets
Cash and cash equivalents	$185.0	$139.4
Trade accounts receivable, net	494.3	429.0
Inventories	831.3	816.5
Prepaid expenses and other current assets	105.1	88.2
Total current assets	1,615.7	1,473.1
Property, plant and equipment, net	927.0	917.4
Goodwill	4,484.4	4,511.4
Intangible assets, net	2,833.9	2,860.1
Investments and other assets	715.1	474.7
Total assets	$10,576.1	$10,236.7

Liabilities
Short-term borrowings and current portion of long-term debt	$173.4	$693.2
Trade accounts payable	857.2	706.6
Other accrued liabilities	551.7	460.3
Total current liabilities	1,582.3	1,860.1
Long-term debt	4,113.6	3,977.5
Deferred taxes	701.3	706.4
Other long-term liabilities	516.6	310.1
Total liabilities	6,913.8	6,854.1
Shareholders’ equity
Common stock	1,938.9	1,835.0
Retained earnings	2,288.7	1,918.6
Accumulated other comprehensive loss	(577.70)	(382.70)
Total McCormick shareholders' equity	3,649.9	3,370.9
Non-controlling interests	12.4	11.7
Total shareholders’ equity	3,662.3	3,382.6
Total liabilities and shareholders’ equity	$10,576.1	$10,236.7

Second Quarter Report	McCormick & Company, Incorporated

Consolidated Cash Flow Statement (Unaudited)
(In millions)
	Six Months Ended
	May 31, 2020	May 31, 2019
Operating activities
Net income	$340.6	$297.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	81.5	79.0
Stock-based compensation	27.1	22.8
Income from unconsolidated operations	(20.60)	(19.60)
Changes in operating assets and liabilities	(89.20)	(83.60)
Dividends from unconsolidated affiliates	16.1	18.2
Net cash flow provided by operating activities	355.5	314.2

Investing activities
Capital expenditures (including software)	(87.10)	(54.10)
Other investing activities	1.9	0.1
Net cash flow used in investing activities	(85.20)	(54.00)

Financing activities
Short-term borrowings, net	(514.50)	45.6
Long-term debt borrowings	495.0	—
Payment of debt issuance costs	(1.10)	—
Long-term debt repayments	(41.70)	(93.60)
Proceeds from exercised stock options	26.7	48.0
Taxes withheld and paid on employee stock awards	(9.20)	(10.10)
Common stock acquired by purchase	(20.80)	(59.80)
Dividends paid	(164.90)	(150.80)
Net cash flow used in financing activities	(230.50)	(220.70)

Effect of exchange rate changes on cash and cash equivalents	(10.20)	3.3
Increase in cash and cash equivalents	29.6	42.8
Cash and cash equivalents at beginning of period	155.4	96.6

Cash and cash equivalents at end of period	$185.0	$139.4

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